UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2006

U.S. WIRELESS DATA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-22848	84-1178691
(Commission File Number)	(IRS Employer Identification No.)

2121 Avenue of the Stars, Suite 1650, Los Angeles, CA	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 601-2500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2006, U.S. Wireless Data, Inc., a Delaware corporation (“USWD”) entered into an Agreement and Plan of Merger (“Agreement”) with StarVox Acquisition, Inc., a California corporation and a wholly-owned subsidiary of USWD (“Merger Sub”) and StarVox Communications, Inc. a California corporation ( “StarVox”).

The following is a summary of the material terms and conditions of the Agreement:.

The Agreement provides that at the closing of the merger, the shares of StarVox common and preferred stock issued and outstanding immediately prior to the effective time of the merger shall be converted on a pro rata basis automatically into the right to receive 451.004079 shares of fully paid and non-assessable shares of USWD preferred stock which, when converted, will equal 18,494,534 fully paid and non-assessable shares of USWD common stock. Following the closing of the merger, USWD will seek stockholder approval to amend its certificate of incorporation to increase its authorized common stock. At that time, all USWD preferred stock issued in the merger will automatically convert to USWD common stock.

The Agreement contains representations and warranties of each of USWD and StarVox, as applicable, relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) subsidiaries (c) capitalization, (c) the authorization, performance and enforceability of the Agreement, (d) licenses and permits, (e) compliance, (f) holding of leases and ownership of other properties, (g) material contracts, (h) compliance with applicable laws and (i) corporate approval.

Each of USWD and StarVox has agreed to continue to operate its business in the ordinary course prior to the closing of the merger and additional material covenants include that (i) each party shall obtain all necessary approvals; (ii) each party shall protect confidential information and maintain the confidentiality of the other's proprietary information; and (iii) until termination of the Agreement, not to solicit or accept an alternative acquisition proposal, as such term is defined in the Agreement.

At the effective time of the merger, each outstanding option to acquire StarVox capital stock, whether vested or unvested, will be assumed by USWD and will be deemed to constitute an option to acquire, on the same terms and conditions, the same number of shares of USWD common stock as the holder of such option would have been entitled to receive pursuant to the merger had such holder exercised such option in full including unvested shares, immediately prior to the effective time. At closing, USWD will issue warrants to acquire shares of USWD Preferred Stock, which such number of shares of USWD Preferred Stock to be based on the exchange ratio used in the merger, to existing warrant holders of StarVox such that the holder of such warrants upon exercise will receive that number of shares of USWD common stock as such holder would have been entitled to receive pursuant to the merger had such holder exercised such warrants immediately prior to the effective time of the merger, with the same expiration date as currently exists and at a per share exercise price proportionately adjusted for the exchange ratio.

The obligations of USWD and StarVox to consummate the merger are subject to certain closing conditions, including: (i) the acquisition of Capital Telecommunications Inc. by StarVox shall have been completed, (ii) all representations and warranties of the parties contained in the Agreement are true and correct, except where any breach of such representations or warranties would not reasonably be expected to have a “material adverse effect” (as defined in the Agreement) and (iii) each party shall have performed and complied with all agreements and covenants required by the Agreement, except where any failure to perform or comply will not have a “material adverse effect” on USWD.

At the effective time of the merger, the number of directors to be seated on the USWD board of directors will be expanded to six positions, and the parties will appoint three additional directors from the current StarVox board to fill the vacancies created by the expansion.

The Merger Agreement may be terminated at any time prior to the closing, as follows: (i) by mutual written consent of USWD and StarVox; (ii) by either USWD or StarVox if the Merger is not consummated by September 30, 2006; (iii) by either USWD or StarVox if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or (iv) subject to a 30-day cure period, by either USWD or StarVox if the other party has breached any of its covenants or representations and warranties in any material respect.

The Agreement and Plan of Merger is attached hereto as Exhibit 2.1.

In connection with the Agreement, on June 14, 2006, USWD provided a senior secured loan in the amount of $3,200,000 to StarVox. The loan has an initial maturity of September 30, 2006. The loan provides for an interest rate of 10% per annum and is secured by the assets of StarVox. The senior secured promissory note of StarVox evidencing the loan is attached hereto as Exhibit 10.1.

ITEM 8.01 OTHER EVENTS

On June 16, 2006, USWD issued a press release announcing that it had signed an Agreement and Plan of Merger with StarVox and that it provided StarVox with a $3,200,000 loan for working capital. The press release announcing the execution of these documents is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

2.1	Agreement and Plan of Merger dated as of June 14, 2006, among U.S. Wireless Data, Inc., StarVox Acquisition, Inc., and StarVox Communications, Inc.

10.1	$3,200,000 Senior Secured Promissory Note of StarVox Communications, Inc.

99.1	Press Release dated June 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. WIRELESS DATA, INC.

Date: June 20, 2006	By:	/s/ Robert Ellin
Robert Ellin
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of June 14, 2006, among U.S. Wireless Data, Inc., StarVox Acquisition, Inc., and StarVox Communications, Inc.

10.1	$3,200,000 Senior Secured Promissory Note of StarVox Communications, Inc.

99.1	Press Release dated June 16, 2006.